Exhibit 11.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Eco Innovation Group, Inc. (the “Company”) on Form 1-A of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of December 31, 2020 and 2019, and the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

December 9, 2021